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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Clear Channel Entertainment, Inc.:


We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Clear Channel Entertainment, Inc. filed on December 3, 2001 (Reg. No. 333-74430) of our report dated June 15, 2004, relating to the statements of net assets available for plan benefits as of December 31, 2003 and 2002, the statement of changes in net assets available for benefits for the year ended December 31, 2003 and the supplemental schedule of assets held for investment purposes as of December 31, 2003, of the Clear Channel Entertainment, Inc. 401(k) Savings Plan, which appears in the Annual Report on Form 11-K of the Clear Channel Entertainment, Inc. 401(k) Savings Plan dated June 28, 2004.




/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
June 25, 2004